EXHIBIT 99.1

FOR IMMEDIATE RELEASE
For More Information Contact:

Michael H. Owens, MD, MPH, FACPE, CPE
President & CEO, iVOW, Inc.
(858) 703-2820

John A. Stiles
John A. Stiles and Associates, LLC
(314) 994-0560

iVOW, Inc. Form 10-KSB

Includes Going Concern Qualification

San Diego, CA—April  7, 2006—iVOW, Inc. (NASDAQ:  IVOW), a provider of disease management services for the treatment of chronic and morbid obesity, today announced that its Form 10-KSB for the fiscal year ended December 31, 2005 includes a report from its independent auditors that contains a going-concern qualification.  NASDAQ rules require listed companies to provide public notification of a Form 10-KSB that includes an audit opinion containing a going-concern qualification.

As of December 31, 2005, iVOW had $851,315 in cash and cash equivalents.

“With the recent Medicare ruling, we are intensely focused on promoting the growth of our business as evidenced by the recent contract signings with Clark Memorial Hospital, Goshen General Hospital and Virginia Hospital Center, while also carefully managing our financial position,” said Dr. Michael H. Owens, Chief Executive Officer of iVOW, Inc.  “Management is proactively exploring a number of options, which, if successful, will help to strengthen our overall position.”

About iVOW, Inc.

Our business is focused exclusively on the disease state management of chronic and morbid obesity. We provide program management, healthcare services, operational consulting and clinical training services to employers, payors, physicians and hospitals involved in the medical and surgical treatment of the chronic and morbidly obese. We also provide specialized vitamins to patients who have undergone obesity surgery. Our corporate website is www.ivow.com; information on our nutritional supplements for post-surgical patients may be found on www.vistavitamins.com.  iVOW is traded on the NASDAQ Capital Market under the stock symbol IVOW.

Forward Looking Statements

This news release may contain forward-looking statements concerning the business and products of iVOW, Inc. Actual results may differ materially depending on a number of risk factors, including, but not limited to the following: the Company’s ability to raise additional funds to support its operations; the Company’s ability to penetrate the market for obesity surgery management services; and the Company’s ability to successfully integrate the business and operations of Sound Health Solutions, Inc. Other risks inherent in our business are described in the Company’s press releases and periodic filings with the Securities and Exchange Commission. The Company’s public filings are available at www.sec.gov.

The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

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